Exhibit 99.1

PRESS RELEASE

For:                                                                        THE MACERICH COMPANY

Press Contact:                                     Arthur Coppola, President and Chief Executive Officer

or

Thomas E. O’Hern, Executive Vice President and Chief Financial Officer

(310) 394-6000

MACERICH ANNOUNCES FOURTH QUARTER RESULTS

Santa Monica, CA  (2/10/04) - The Macerich Company (NYSE Symbol: MAC) today announced results of operations for the quarter and year ended December 31, 2003 which included net income to common stockholders for the three months ended December 31, 2003 of $25.5 million, or $.44 per share-diluted compared to net income of  $33.2 million or $.75 per share-diluted for the three months ended December 31, 2002. Net income in the quarter ended December 31, 2002 was positively impacted by net gain on sales of consolidated assets of $12.0 million or $.18 per share compared to $.00 per share gain on sales of consolidated assets in the quarter ended December 31, 2003. Net income to common stockholders for the year ended December 31, 2003 was $113.2 million or $2.09 per share-diluted compared to $61.0 million or $1.62 per share-diluted for the year ended December 31, 2002.

Funds from operations (“FFO”) per share – diluted for the quarter ended December 31, 2003 was $1.04 compared to $1.05 for the comparable period in 2002 and FFO per share-diluted for the year ended December 31, 2003 increased to $3.58 compared to $3.06 for the comparable period in 2002.  A reconciliation of net income to FFO is included in the financial highlights section of this press release.

Highlights included:

•                  During the fourth quarter, Macerich signed 340,000 square feet of specialty store leases at average initial rents of $37.34 per square foot.  First year rents on mall and freestanding store leases signed during the quarter were 18% higher than expiring rents on a comparable space basis.

•                  Total same center tenant sales for the quarter ended December 31, 2003 were up 2.6% compared to the fourth quarter of 2002, comparable tenant sales were up 1.8% over the quarter ended December 31, 2002.

•                  In November, the quarterly dividend was increased 7% from $.57 to $.61 per share.  Macerich has increased its dividend each year since becoming a public company in 1994.

•                  Portfolio occupancy remained high at 93.3%, up from 92.9% at September 30, 2003, and down from 93.9% at December 31, 2002.

•                  On December 18, 2003 Macerich closed on the acquisition of Biltmore Fashion Park in Phoenix, Arizona.

•                  On January 30, 2004 Macerich closed on the acquisition of Inland Center in San Bernardino, California.

FFO per share – diluted was $1.04 compared to $1.05 per share for the quarter ended December 31, 2002 and $3.58 and $3.06 for the years ended December 31, 2003 and 2002 respectively, after reflecting the recent accounting rule changes and the FFO definition discussed below.  In compliance with the Securities and Exchange Commission’s Regulation G relating to non—GAAP financial measures, the Company has revised its FFO definition as of January 1, 2003 and for all prior periods presented, to include gain or loss on sales of peripheral land and the impact on rental revenue resulting from the acquisition of acquired below market leases in accordance with SFAS No. 141.  The Company’s revised definition is in accordance with the definition provided by the National Association of Real Estate Investment Trusts (“NAREIT”). The Company has also restated 2002 FFO to reflect the write-off of technology investments. Furthermore, effective January 1, 2003 and for all prior periods presented, loss on early extinguishment of debt is no longer considered to be an extraordinary item under GAAP and accordingly is included in FFO.   The impact of these changes is identified below:

	All amounts per share
	For the 3 months ended: December 31:		For the year ended: December 31:
	2003	2002	2003	2002
FFO-diluted per share :	$1.04	$1.05	$3.58	$3.06
Reflected in FFO/share is the impact of:
Loss on early extinguishment of debt	$.00	$(.04)	$.00	$(.06)
Write-off of technology investments	$.00	$.00	$.00	$(.21)
Impact of SFAS 141	$.03	$.03	$.07	$.03
Gain on peripheral land sales	$.00	$.00	$.02	$.04

Commenting on results, Arthur Coppola, President and Chief Executive Officer of Macerich stated, “Excluding the impact of the temporary bridge financing on the Westcor acquisition which increased our leverage for the third quarter and part of the fourth quarter of 2002, the FFO growth per share was approximately 4% for the quarter.  This growth rate also reflects the negative earnings impact of decreasing our floating rate debt from 38% of total debt at October 1, 2002 down to 21% at December 31, 2003.   During the quarter we saw the continuation of strong releasing spreads and good leasing activity.  In addition, we made tremendous progress on our balance sheet and have reduced our floating rate debt exposure considerably.  During the quarter we were also able to bring Arizona’s two major fashion malls, Biltmore Fashion Park, acquired in December, and

Scottsdale Fashion Square, which is only five miles away from Biltmore, under common ownership and create even greater opportunities. “

Acquisition Activity

On December 18, 2003, Macerich closed on the purchase of Biltmore Fashion Park in Phoenix, Arizona.  Macy’s and Saks Fifth Avenue anchor Biltmore.  The center’s annual tenant sales per square foot were $479.  The $158.5 million purchase price included the assumption of $77.4 million of debt, the issuance of 705,636 partnership units of The Macerich Partnership L.P. and $51 million in cash.   Leading specialty retailers in the center include Tommy Bahama, Allen-Edmonds, Polo by Ralph Lauren, Gucci, Escada, Stuart Weitzman, Cole-Hahn, Cartier and Elizabeth Arden Salon.  Biltmore is owned in a 50/50 partnership with an institutional partner.

On January 30, 2003, Macerich, in a 50/50 joint venture with a private investment company, acquired Inland Center, a 1 million square foot super-regional mall in San Bernardino, California.  The purchase price was $63.3 million and concurrently with the acquisition the joint venture placed a $54 million fixed rate loan on the property bearing interest at 4.63%.  The mall shop tenants at Inland are averaging $440 per square foot in annual sales.  Sears, Robinson-May, Macy’s and Gottschalks anchor the mall.

Redevelopment and Development Activity

At Queens Center, the redevelopment and expansion continue.  The project will increase the size of the center from 620,000 square feet to approximately one million square feet.  Completion is planned in phases starting in the second quarter 2004 with stabilization expected in 2005.  Leasing activity has been strong with over 88% of the total shop expansion space already leased or committed, including 93% for the phase one space.

Construction continues at Scottsdale 101, a 600,000 square foot power center in North Phoenix.  The power center is being built in phases through 2004.  Circuit City, Borders and Bed Bath and Beyond recently opened.

Progress also continues at La Encantada, a 258,000 square foot specialty center in Tucson, Arizona, which will feature Adrienne Vittadini, Ann Taylor, Apple Computer, Cache, Pottery Barn, Tommy Bahama and Williams-Sonoma.  This project is planned to open in phases through 2004.

At Sommersville Town Center in Antioch, California a new 105,000 square foot Macy’s store is under construction and expected to open in the fall of 2004.

Nordstrom announced plans to open a 144,000 square foot store at The Oaks Mall in Thousand Oaks, California.  This store opening is planned in conjunction with an expansion of the existing mall tentatively scheduled to open in 2007.

Financing Activity

In November, the Company closed on the refinancing of a $180 million floating rate loan on FlatIron Crossing.  The loan was paid off and refinanced with a $200 million, fixed rate 10-year loan bearing interest at 5.23%.

Also, the Company has reached agreement on an $85 million, 5-year fixed rate loan with an interest rate of 4.63% on Northridge Mall.  The rate on the loan is locked and this financing is expected to close in April 2004.  Loan proceeds are expected to pay down the Company’s unsecured floating rate debt.

In addition, in connection with the Company’s $250 million unsecured term loan, an interest rate swap agreement was entered into to fix the interest rate at 4.45% from November 2003 to October 13, 2005.

Earnings Guidance

The Company is reaffirming its previously issued year 2004 FFO per share guidance and revising its EPS guidance in the following ranges:

	Range per share:
Fully Diluted EPS	$1.79	$1.89
Plus: Real Estate Depreciation and Amortization	$2.09	$2.09
Less: impact of preferred shares (not dilutive to EPS)	$(.10)	$(.10)
Less: Gain on Sale of Assets	$.00	$.00
Fully Diluted FFO per share	$3.78	$3.88

Plus: Interest Expense per share	$2.60	$2.60
Plus: Non real estate depreciation, income taxes and ground rent expense per share	$.17	$.17
EBITDA per share	$6.55	$6.65
Less: management company expenses, REIT General and administrative expenses and EBITDA of non-comparable centers	$(.83)	$(.83)
Same center EBITDA per share	$5.72	$5.82

The guidance is based on management’s current view of the current market conditions in the regional mall business.  Due to the uncertainty in the timing and economics of acquisitions and dispositions, the guidance ranges do not include any potential property acquisitions or dispositions other than those that have closed through January 31, 2004.  The Company is not able to assess at this time the potential impact of such exclusions on future EPS and FFO.  FFO does not include gains or losses on sales of depreciated operating assets.

The Macerich Company is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States.  The Company is the sole general partner and owns an 82% ownership interest in The Macerich Partnership, L.P.  Macerich now owns approximately 60 million square feet of gross leaseable area consisting primarily of interests in 59 regional malls.  Additional information about The Macerich Company can be obtained from the Company’s web site at www.macerich.com

Investor Conference Call

The Company will provide an online Web simulcast and rebroadcast of its quarterly earnings conference call.  The call will be available on The Macerich Company’s website at www.macerich.com and through CBN at www.fulldisclosure.com.  The call begins today, February 10, 2004 at 10:30 AM Pacific Time. To listen to the call, please go to any of these web sites at least 15 minutes prior to the call in order to register and download audio software if needed. An online replay at www.macerich.com will be available for one year after the call.

Note:  This release contains statements that constitute forward-looking statements. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected.  Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, tenant bankruptcies, lease rates and terms, interest rate fluctuations, availability and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; governmental actions and initiatives; environmental and safety requirements; and terrorist activities which could adversely affect all of the above factors.  The reader is directed to the Company’s various filings with the Securities and Exchange Commission, for a discussion of such risks and uncertainties.

(See attached tables)

##

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Results before SFAS 144 (f)		Impact of SFAS 144 (f)		Results after SFAS 144 (f)
	For the Three Months Ended December 31		For the Three Months Ended December 31		For the Three Months Ended December 31
	Unaudited				Unaudited
	2003	2002	2003	2002	2003	2002
Results of Operations:
Minimum Rents (e)	81,068	74,372	(9)	(2,086)	81,059	72,286
Percentage Rents	7,958	6,943		(26)	7,958	6,917
Tenant Recoveries	43,535	36,109		(383)	43,535	35,726
Other Income	5,575	3,898		(1)	5,575	3,897

Total Revenues	138,136	121,322	(9)	(2,496)	138,127	118,826

Shopping center and operating expenses (c)	49,455	40,486	14	(977)	49,469	39,509
Depreciation and amortization	35,176	23,608		(463)	35,176	23,145
General, administrative and other expenses (c)	1,892	2,875			1,892	2,875
Interest expense	33,665	36,520		(151)	33,665	36,369
Loss on early extinguishment of debt	29	2,734			29	2,734
Gain (loss) on sale or writedown of assets	(117)	12,044	88	(12,150)	(29)	(106)
Pro rata income (loss) of unconsolidated entities (c)	16,038	22,094			16,038	22,094
Income (loss) of the Operating Partnership from continuing operations	33,840	49,237	65	(13,055)	33,905	36,182

Discontinued Operations:
Gain (loss) on sale of asset	—	—	(88)	12,150	(88)	12,150
Income from discontinued operations	—	—	23	905	23	905
Income before minority interests	33,840	49,237	—	—	33,840	49,237
Income allocated to minority interests	5,994	10,825	—	—	5,994	10,825
Net income before preferred dividends	27,846	38,412	—	—	27,846	38,412
Dividends earned by preferred stockholders (a)	2,357	5,195	—	—	2,357	5,195
Net income to common stockholders	25,489	33,217	—	—	25,489	33,217

Average # of shares outstanding - basic	57,745	42,077			57,745	42,077
Average shares outstanding,-basic, assuming full conversion of OP Units (d)	71,324	55,793			71,324	55,793
Average shares outstanding - diluted for FFO (d)	75,491	68,642			75,491	68,642

Per share income- diluted before discontinued operations-	—	—			0.44	0.56
Net income per share-basic	0.44	0.79			0.44	0.79
Net income per share- diluted	0.44	0.75			0.44	0.75
Dividend declared per share	0.61	0.57			0.61	0.57
Funds from operations “FFO” (b) (d)- basic	75,963	65,099			75,963	65,099
Funds from operations “FFO” (a) (b) (d) - diluted	78,320	72,354			78,320	72,354
FFO per share- basic(b) (d)	1.07	1.17			1.07	1.17
FFO per share- diluted (a) (b) (d)	1.04	1.05			1.04	1.05

	Results before SFAS 144 (f)		Impact of SFAS 144 (f)		Results after SFAS 144 (f)
	For the Year Ended December 31		For the Year Ended December 31		For the Year Ended December 31
	Unaudited				Unaudited
	2003	2002	2003	2002	2003	2002
Results of Operations:
Minimum Rents (e)	297,606	234,617	(2,119)	(5,864)	295,487	228,753
Percentage Rents	12,999	11,193		(48)	12,999	11,145
Tenant Recoveries	160,114	121,547	(345)	(973)	159,769	120,574
Other Income	17,808	12,062	(59)	(34)	17,749	12,028

Total Revenues (e)	488,527	379,419	(2,523)	(6,919)	486,004	372,500

Shopping center and operating expenses (c)	172,515	130,339	(834)	(3,259)	171,681	127,080
Depreciation and amortization	109,028	78,837	(333)	(1,271)	108,695	77,566
General, administrative and other expenses (c)	10,724	7,435			10,724	7,435
Interest expense	132,512	122,934		(320)	132,512	122,614
Loss on early extinguishment of debt	155	3,605			155	3,605
Gain <loss> on sale or writedown of assets	34,451	22,253	(22,031)	(26,073)	12,420	(3,820)
Pro rata income of unconsolidated entities (c)	58,897	43,049			58,897	43,049
Income (loss) of the Operating Partnership from continuing operations	156,941	101,571	(23,387)	(28,142)	133,554	73,429

Discontinued Operations:
Gain on sale of asset	—	—	22,031	26,073	22,031	26,073
Income from discontinued operations	—	—	1,356	2,069	1,356	2,069
Income before minority interest	156,941	101,571	—	—	156,941	101,571
Income allocated to minority interests	28,907	20,189	—	—	28,907	20,189
Net income before preferred dividends	128,034	81,382	—	—	128,034	81,382
Dividends earned by preferred stockholders (a)	14,816	20,417	—	—	14,816	20,417
Net income to common stockholders	113,218	60,965	—	—	113,218	60,965

Average # of shares outstanding - basic	53,669	37,348			53,669	37,348
Average shares outstanding,-basic, assuming
full conversion of OP Units (d)	67,332	49,611			67,332	49,611
Average shares outstanding - diluted for FFO (d)	75,198	63,015			75,198	63,015

Per share income- diluted before discontinued operations					1.78	1.06
Net income per share-basic	2.11	1.63			2.11	1.63
Net income per share- diluted	2.09	1.62			2.09	1.62
Dividend declared per share	2.32	2.22			2.32	2.22
Funds from operations “FFO” (b) (d)- basic	254,316	164,916			254,316	164,916
Funds from operations “FFO” (a) (b) (d) - diluted	269,132	194,643			269,132	194,643
FFO per share- basic(b) (d)	3.78	3.32			3.78	3.32
FFO per share- diluted (a) (b) (d)	3.58	3.06			3.58	3.06

(a)  The Company issued $161,400 of convertible debentures in June and July, 1997. The debentures were convertible into common shares at a conversion price of  $31.125 per share. The debentures were paid off in full in December 2002.  On February 25, 1998, the Company sold $100,000 of convertible preferred stock and on June 16, 1998 another $150,000 of convertible preferred stock was issued.   The convertible preferred shares can be converted on a 1 for 1 basis for common stock.  These preferred shares are assumed converted for purposes of net income per share for 2003 and are not assumed converted for purposes of net income per share for 2002 as it would be antidilutive to that calculation.  On September 9, 2003, 5.487 million shares of Series B convertible preferred stock were converted into common shares.  The weighted average preferred shares outstanding are assumed converted for purposes of FFO per diluted share as they are dilutive to that calculation for all periods presented.

(b) The Company uses FFO in addition to net income to report its operating and financial results and considers FFO a supplemental measure for the real estate industry and a supplement to Generally Accepted Accounting Principles (GAAP) measures. NAREIT defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from extraordinary items and sales of depreciated operating properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.  Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. FFO is useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income as defined by GAAP and is not indicative of cash available to fund all cash flow needs. FFO as presented may not be comparable to similarly titled measures reported by other real estate investment trusts.

Effective January 1, 2003, gains or losses on sale of peripheral land and the impact of SFAS 141 have been included in FFO. The inclusion of gains on sales of peripheral land increased FFO for the three and twelve months ended December 31, 2003 by $190 and $1,441, respectively, or by $.00 per share and $.02 per share, respectively.  During the three and twelve months ended December 31, 2002, there were ($121) and $2,531, respectively, of outparcel sales or $.00 and $.04 per share respectively.

FFO for the quarter and year ended December 31, 2002 have been restated to reflect the Company’s share of impairment of technology assets and losses on debt-related transactions previously reported as extraordinary items under GAAP, reducing FFO by a net $2,734, or $.04 per share during the quarter ended December 31, 2002 and $16,871 or $.27 per share for the year ended December 31, 2002. FFO has also been restated to include gain on land sales, including joint ventures at prorata, which increased FFO by  $0 for the quarter and $2.5 million or $.04 per share for the year ended December 31, 2002.

(c)  This includes, using the equity method of accounting, the Company’s prorata share of the equity in income or loss of its unconsolidated joint ventures for all periods presented and for Macerich Management Company through June 2003.  Effective July 1, 2003, the Company has consolidated Macerich Management Company.  Certain reclassifications have been made in the 2002 financial highlights to conform to the 2003 financial highlights presentation.

(d) The Company has operating partnership units (“OP units”). Each OP unit may be converted into a share of Company stock. Conversion of the OP units has been assumed for purposes of calculating the FFO per share and the weighted average number of shares outstanding. Due to an equity issuance in November, 2002, calculation of the annual 2002 FFO per share using the weighted average number of shares outstanding during the year does not equal the sum of the actual FFO per share calculated by quarter.  The sum of the quarterly results is reflected above.

(e)  Effective October 1, 2002, the Company adopted SFAS No. 141, Business Combinations, which requires companies that have acquired assets subsequent to June 2001 to reflect the discounted net present value of market rents in excess of rents in place at the date of acquisition as a deferred credit to be amortized into income over the average remaining life of the acquired leases. The FFO accretion from amortizing the net present value of the excess of market rent in excess of in place rents for the three and twelve months ending December 31, 2003 was approximately $.03 per share and $.07 per share, respectively.  Additionally, the impact on FFO for the three and twelve months ending December 31, 2002 was $.03 per share.  In accordance with the NAREIT definition of FFO, the impact of this accounting treatment is included in FFO.   Also, as a result of SFAS 141, during the fourth quarter of 2003, an additional $9.5 million of depreciation and amortization has been reflected based on a reclassification of the purchase price of recent acquisitions between buildings and into the value of in-place leases, tenant improvements and lease commissions in accordance with independent third party evaluations and recent guidance regarding the SFAS 141 calculation methodology.

(f)  In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company adopted SFAS 144 on January 1, 2002. The Company sold Boulder Plaza on March 19, 2002 and in accordance with SFAS 144 the results of Boulder Plaza for the periods from January 1, 2002 to March 19, 2002 have been reclassified into “discontinued operations” on the consolidated statements of operations. Additionally, the Company sold its 67% interest in Paradise Village Gateway on January 2, 2003 (acquired in July 2002), and the loss on sale of $0.2 million has been reclassified to discontinued operations. The Company sold Bristol Center on August 4, 2003, and the results for the period January 1, 2002 to December 31, 2002 and for the period January 1, 2003 to August 4, 2003 have been reclassified to discontinued operations. The sale of Bristol Center resulted in a gain on sale of asset of $22.2 million.

	Dec 31 2003	Dec 31 2002
	(UNAUDITED)
Summarized Balance Sheet Information
Cash and cash equivalents	$47,160	$53,559
Investment in real estate, net (i)	$3,317,055	$2,842,177
Investments in unconsolidated entities (j)	$577,396	$617,205
Total Assets	$4,121,802	$3,662,080
Mortgage and notes payable	$2,682,599	$2,291,908

	Dec 31 2003	Dec 31 2002
Additional financial data as of:
Occupancy of centers (g)	93.30%	93.90%
Comparable quarter change in same center sales (g) (h)	2.60%	0.90%

Additional financial data for the twelve months ended:
Acquisitions of property and equipment - including joint ventures prorata	$339,997	$1,661,227
Redevelopment and expansions of centers- including joint ventures prorata	$183,896	$65,184
Renovations of centers- including joint ventures at prorata	$24,468	$6,860
Tenant allowances- including joint ventures at prorata	$12,043	$16,010
Deferred leasing costs- including joint ventures at prorata	$18,486	$16,512

(g) excludes redevelopment properties- Crossroads Mall- Boulder, and Parklane Mall.

(h) includes mall and freestanding stores.

(i)   includes construction in process on wholly owned assets of $268,810 at December 31, 2003 and $133,536 at December 31, 2002.

(j)   the Company’s prorata share of construction in process on unconsolidated entities of $16,510 at December 31, 2003 and $16,147 at December 31, 2002.

PRORATA SHARE OF JOINT VENTURES

	For the Three Months Ended December 31		For the Year Ended December 31
	Unaudited		Unaudited
	(All amounts in thousands)		(All amounts in thousands)
(Unaudited)	2003	2002	2003	2002
Revenues:
Minimum rents	$40,407	$45,565	$158,061	$137,059
Percentage rents	4,625	4,351	8,163	7,138
Tenant recoveries	16,881	17,627	66,886	55,130
Management fee (c)	—	2,758	5,250	9,646
Other	1,438	1,598	4,820	3,735
Total revenues	63,351	71,899	243,180	212,708

Expenses:
Shopping center expenses	21,077	20,113	78,702	64,581
Interest expense	14,739	14,330	57,049	50,116
Management company expense (c)		3,247	3,013	9,411
Depreciation and amortization	11,493	11,988	45,674	37,530
Total operating expenses	47,309	49,678	184,438	161,638

Gain (loss) on sale or writedown of assets	(4)	(127)	155	(8,021)

Net income	16,038	22,094	58,897	43,049

RECONCILIATION OF NET INCOME TO FFO(b)(e)

	For the Three Months Ended December 31		For the Year Ended December 31
	(All amounts in thousands)		(All amounts in thousands)
	(UNAUDITED)		(UNAUDITED)
	2003	2002	2003	2002

Net income - available to common stockholders	$25,489	$33,217	$113,218	$60,965

Adjustments to reconcile net income to FFO- basic
Minority interest	5,994	10,825	28,907	20,189
(Gain) loss on sale of wholly owned assets	117	(12,044)	(34,451)	(22,253)
plus gain on land sales- consolidated assets	195	—	1,054	128
less impairment writedown of consolidated assets	—	—	—	(3,029)
(Gain) loss on sale or write-down of assets from unconsolidated entities (pro rata share)	4	127	(155)	8,021
plus gain on land sales- unconsolidated assets	(5)	(121)	387	2,403
less impairment writedown of unconsolidated assets	—	—	—	(10,237)

Depreciation and amortization on wholly owned centers	35,176	23,608	109,028	78,837
Depreciation and amortization on joint ventures and from the management companies (pro rata)	11,493	11,815	45,674	37,355
Less: depreciation on personal property and amortization of loan costs and interest rate caps	(2,500)	(2,328)	(9,346)	(7,463)

Total FFO - basic	75,963	65,099	254,316	164,916

Additional adjustment to arrive at FFO -diluted
Interest expense and amortization of loan costs on the debentures	—	2,060	—	9,310
Preferred stock dividends earned	2,357	5,195	14,816	20,417
Effect of employee/director stock incentive plans FFO - diluted	78,320	72,354	269,132	194,643

THE MACERICH COMPANY
RECONCILIATION OF NET INCOME TO EBITDA

	For the Three Months Ended December 31		For the Year Ended December 31
	(All amounts in thousands)		(All amounts in thousands)
	(UNAUDITED)		(UNAUDITED)
	2003	2002	2003	2002

Net income - available to common stockholders	25,489	33,217	113,218	60,965

Interest expense	33,665	36,520	132,512	122,934
Interest expense - unconsolidated entities (pro rata)	14,739	14,330	57,049	50,116
Depreciation and amortization - wholly-owned centers	35,176	23,608	109,028	78,837
Depreciation and amortization - unconsolidated entities (pro rata)	11,493	11,988	45,674	37,530
Minority interest	5,994	10,825	28,907	20,189
Loss on early extinguishment of debt	29	2,734	155	3,605
Loss (gain) on sale of assets - wholly-owned centers	117	(12,044)	(34,451)	(22,253)
Loss (gain) on sale of assets - unconsolidated entities (pro rata)	4	127	(155)	8,021
Preferred dividends	2,357	5,195	14,816	20,417

EBITDA(k)	$129,063	$126,500	$466,753	$380,361

THE MACERICH COMPANY
RECONCILIATION OF EBITDA TO SAME CENTERS - NET OPERATING INCOME (“NOI”)

	For the Three Months Ended December 31		For the Year Ended December 31
	(All amounts in thousands)		(All amounts in thousands)
	(UNAUDITED)		(UNAUDITED)
	2003	2002	2003	2002

EBITDA (k)	$129,063	$126,500	$466,753	$380,361

Add: REIT general and administrative expenses	1,892	2,875	10,724	7,435
Management Company expenses	1,872	922	7,550	5,295
EBITDA of non-comparable centers	(15,148)	(13,181)	(142,292)	(56,943)

SAME CENTERS - Net operating income (“NOI”) (l)	$117,679	$117,116	$342,735	$336,148

(k)  EBITDA represents earnings before interest, income taxes, depreciation, amortization, minority interest, extraordinary items, gain (loss) on sale of assets and preferred dividends and includes joint ventures at their pro rata share. Management considers EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of the Company to incur and service debt and make capital expenditures. EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity.  EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.

(l)   The Company presents same-center NOI because the Company believes it is useful for investors to evaluate the operating performance of comparable centers. Same-center NOI is calculated using total EBITDA and subtracting out EBITDA from non-comparable centers and eliminating the management companies and the Company’s general and administrative expenses.